Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMERIGROUP Corporation:
We consent to the incorporation by reference in Registration Statement No. 333-37410 on post-effective amendment No. 1 to Form S-1, in the Registration Statement No. 333-109134 on Form S-8, in the Registration Statement No. 333-125033 on Form S-8, in the Registration Statement No. 333-159024 on Form S-8, in the Registration Statement No. 333-143197 on Form S-3, and in the Registration Statement No. 333-156134 on Form S-3 of AMERIGROUP Corporation of our reports dated February 22, 2010, with respect to the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and consolidated statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of AMERIGROUP Corporation.
Our report on the consolidated financial statements refers to AMERIGROUP Corporation and subsidiaries’ change in method of accounting for convertible debt securities during 2009 due to the adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1 (included in Accounting Standards Codification (ASC) 470-20-65-1), which was retrospectively applied to previous financial statements and to the change in method of recognizing and measuring uncertain tax positions due to the adoption of FASB Interpretation No. 48 (included in FASB ASC 740) as of January 1, 2007.
/s/ KPMG LLP
Norfolk, Virginia
February 22, 2010